EXHIBIT 10.1	POST OFFICE BOX 90808
LAFAYETTE, LOUISIANA 70509 USA
TELEPHONE: 337 235 2452

AL A. GONSOULIN

Chairman and Chief Executive Officer

July 6, 2012

Ms. Trudy McConnaughhay

3584 Sierra Circle

Sulphur, LA 70665

Dear Trudy:

On behalf of PHI, Inc. and its Board of Directors, I am pleased to confirm our offer of employment under the following terms and conditions.

Your initial position will be Director of Special Projects, Finance and your employment will commence on July 30, 2012. You will report to me (with a dotted line to Lance Bospflug, our President and COO), and your starting base salary will be $22,916.66 per month (or if you wish to convert this to an annual salary, $275,000 per year). Subject to Board approval in the August 2012 meeting, you will be eligible for an annual Senior Management Bonus (see attached memo describing the 2012 Plan), which upon achievement of certain business goals, provides for a cash bonus of 25% to 65% of your base salary (with an opportunity to increase these percentages up to 30% based on Company performance in safety and flight accidents). Since you will be joining us later in the year, any bonus paid under this plan would be pro-rated from the date of your employment for 2012. Also subject to Board approval in August, and in anticipation of your transition to the Chief Financial Officer position later this year, you will be eligible for participation in PHI’s Long-Term Incentive Plan (LTIP), with an initial award of 100% of your annual salary in Restricted Share Units of PHI non-voting stock, and a pro-rated Performance component LTIP award of 50% of your annual salary (pro-rated form the date you transition to the CFO position) in Restricted Share Units for the plan period January 2012 through the end of 2014. Details of the LTIP are attached for your review. You will also receive an annual performance and salary review after you have completed one year of employment and generally in the August time frame.

As an Officer of PHI, you will be covered by the exculpation provisions of its Articles of Incorporation, the indemnification provisions of it Articles and Bylaws, and its Directors and Officers Liability insurance policies.

You are immediately eligible for the Officers Deferred Compensation Plan (ODP), under which you may tax defer up to 25% of your annual salary and up to 100% of any bonus under the Senior Management Bonus Plan. The ODP is covered under a Rabbi Trust, and is considered a “mirror 401(k) plan,” whereby you may elect certain performance tracking funds through the Plan’s current investment advisor, Rick Frayard of UBS Financial Services.

Ms. Trudy McConnaughhay

July 6, 2012

As a result of your employment with PHI, you will also be eligible to participate in all employee benefits programs such as PHI’s health insurance, dental, 401(k), life insurance, sick leave, holidays, vacation, etc. As an Executive of PHI you will be immediately eligible for three (3) weeks of vacation each year, which will be allocated to you on January 1st of each calendar year. Vacation for 2012 will be pro-rated for the period August through December 2012.

Your location of employment will be Lafayette, Louisiana; however, periodic travel will be required to all PHI locations and to meet other requirements of our business.

You will be required to provide verification of your college degree and your CPA certification. You must also clear background screening, and you must successfully pass PHI’s required pre-employment drug test.

PHI will provide the following relocation assistance when you relocate (no later than December 31, 2014):

•	PHI will pay reasonable closing costs on the sale of your home in Sulphur, LA, which includes real estate fees (limited to 6%) and legal fees but excludes any item related to equity of your home.

•	Costs associated with the movement of your household effects to Lafayette.

•	Costs to move one automobile per licensed driver (maximum two automobiles).

•	Closing costs of purchase of your new residence in Lafayette, which includes legal fees and appraisal costs but excludes any loan origination points or discount points.

Trudy, after you have had a chance to review this offer, I would appreciate you indicating acceptance by signing in the space provided below, and returning this letter to me as soon as possible. If you have any questions regarding this offer, please contact Richard Rovinelli at (337) 272-4547. We look forward to having you join our team and becoming an integral part of our Company.

Sincerely,
/s/ Al A. Gonsoulin

Attachments

Ms. Trudy McConnaughhay

July 6, 2012

c:	Mr. Art Breault, Chairman Compensation Committee

Mr. Lance Bospflug, President & Chief Operating Officer

Mr. Richard Rovinelli, Chief Administrative Officer/Director of Human Resources

ACCEPTED:

Signature:	/s/ Trudy M. McConnaughhay	Date:	July 9, 2012